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                                                                    EXHIBIT 6.15


MegaWorld Inc.


              GENERAL TERMS AND CONDITIONS FOR CUSTOMER AGREEMENTS

This agreement is made as of October 19th, 1999, by and between MEGAWORLD, INC. ("MEGW"), a Delaware corporation with offices at 6250 N. Houston Rosslyn Rd., Houston, TX 77091, USA, and WECU, INC, a West Indies corporation with offices at Suite 110, Heritage Plaza, Nevis, West Indies. ("Customer").

I. SERVICE: "MEGW" agrees to provide Enhanced Messaging Services, local and long distance message transmission services [more fully described on Schedule A attached hereto and made a part hereof,] within the territory (the "Territory") set forth on Schedule A attached hereto and made a part hereof ("Schedule A") including transmission, switching and messaging facilities necessary to transmit and terminate Customer's enhanced messaging services, local, toll, and long distance message traffic to specific points within the Territory. Customer shall pay for and accept such services on a nonexclusive basis in accordance with the further terms of this Agreement.

II. TERM: This Agreement shall commence on the date set forth above [or such earlier date as Customer shall begin receiving the services contemplated under this Agreement in the ordinary course of its business. Subject to Section III, the initial term of this Agreement shall expire one (1) year from the date hereof (the "Initial Term"). Upon expiration of the Initial Term, this Agreement shall automatically be renewed for successive one (1) month periods, unless either party shall notify the other in writing at least five (5) days in advance that it does not wish this Agreement to be renewed.

III. TERMINATION: "MEGW" or Customer may terminate this Agreement, and/or terminate or suspend any service provided to Customer under it, at any time without liability upon ten (10) days prior written notice. Without limiting the foregoing, "MEGW" may terminate this Agreement without liability on five (5) days prior written notice to Customer for any material breach of this Agreement including, but not limited to, a failure by Customer to pay in a timely manner any undisputed charges for services rendered. In addition, "MEGW" may terminate this Agreement and/or terminate or suspend any service to Customer immediately and without notice or liability in the event that "MEGW" in its reasonable judgement deems such action necessary in order to protect or preserve its network. The Agreement will terminate immediately without liability in the event that "MEGW" determines that its network or services are being utilized for illegal activities defined by United Sates Federal Law or violates any Federal Communication Commission laws directly related to the rules and regulations of
Section 214, Section 63.18(e)(1), and Section 63.18(e)(2)

IV. CONNECTIONS: Connection by Customer to a network designated by "MEGW" ("Network") shall be made at the point(s) of presence ("POP") set forth on Schedule A. Customer shall be responsible for the coordination of service, and the payment of all charges and costs reasonably necessary, to effect such connection.

V. CHARGES AND PAYMENTS:

   A. CHARGES: Customer shall pay the undisputed charges for the services rendered to it by "MEGW" in accordance with Schedule A. Customer understands and agrees that such charges may be adjusted prospectively to the extent mandated by any regulatory authority to which "MEGW" is subject. Additionally, "MEGW" may adjust the rates reflected on Schedule A at any time on five (5) days written notice to the Customer.


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MegaWorld Inc.

   B. LENGTH: Unless otherwise stated on Schedule A, all call lengths shall be rounded up to the next tenth of a minute. International calls shall be billed in 60 second minimums, domestic outbound at 60 second increments. "MEGW" shall have the right to adjust the call lengths applicable to Customer hereunder in a corresponding manner upon written notice to the Customer.

   C. PAYMENT TERMS: "MEGW" shall provide invoices to Customer for services provided hereunder every (5) days, or at such longer intervals as "MEGW" may elect. Unless otherwise agreed, payment of all undisputed invoiced amounts to Customer shall be made within five (5) business days after receipt of invoice without right of setoff or adjustment except to the extent Customer and "MEGW" have entered into a bi-directional relationship in which event the parties shall set off and credit competing invoices and only then resulting net amount shall be subject to the further terms hereof. All payments shall be made in U.S. dollars. "MEGW" will be under no obligation to negotiate any disputes while any balance remains overdue. Late charges in the amount of eighteen (18%) percent per annum of the outstanding amount of Customer's account shall be payable monthly on any past due amounts and shall continue to accrue and remain due and payable until all undisputed amounts due have been paid in full. In the event that "MEGW" shall retain an agency or attorney for the purpose of collecting amounts owed by Customer, Customer shall be obligated to pay all such amounts, any accumulated late payment charge, and "MEGW's" expenses of collection, including but not limited to reasonable attorneys; fees which attorney fees may be based on a percentage of the amount due not to exceed thirty-three (33%) percent thereof. If Customer in good faith disputes in writing the amount or appropriateness of a charge including an invoice from "MEGW", Customer shall notify "MEGW" of the disputed charge and provide documentation reasonably requested by "MEGW" to resolve the dispute. Such payments, excluding the disputed amount shall be paid by the due date set forth in this Agreement. Customer and "MEGW" shall exercise reasonable, good faith effort to resolve the disputed charges. Failure to contest a charge within forty-five (45) days of the date of the invoice shall create an irrefutable presumption of correctness of the charge, absent manifest error.

   D. ESTIMATED PAYMENTS: If the Order Information section of this Agreement indicates that estimated payments are required, "MEGW" will notify the Customer on the last day of the "Estimated Usage Period", as defined in the Order Information Section of charges incurred by the Customer during such period. The Customer will pay "MEGW" such estimated amount ("Estimated Payment") no later than the Payment Due Date [as defined in the Order Information Section]. "MEGW" will provide an invoice for the usage charges actually incurred that Month less that Month's Estimated Payment; provided, however, that if a minimum Monthly payment obligation applies for that Month and such minimum has not been met, then the invoice amount will be that Month's minimum payment obligation less that Month's Estimated Payment. The Customer will pay the invoiced amount within the Payment Period.


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MegaWorld Inc.

VI. CUSTOMER'S RESPONSIBILITIES: In furtherance of this Agreement, Customer shall:

     A. Be Responsible for and pay any and all local, state, or federal taxes or charges in the nature of taxes imposed by any governmental authority or regulatory agency in addition to the charges required by "MEGW" pursuant to this Agreement;

     B. Obtain at its own expense any governmental or regulatory licenses, consents or approvals with respect to the utilization of "MEGW's" Services and any Network as contemplated by this Agreement;

     C. Examine and review all technical aspects of "MEGW's" system and the system of any Network in order to assure itself that its transmitting, receiving, and switching equipment is compatible with all "MEGW's" and such Network's equipment and systems prior to any linkup with "MEGW's" and such Network's system;

     D. Upon "MEGW's" request, promptly furnish any technical information or specifications relating to its system as may be reasonably required by "MEGW" or the Network.

     E. Not permit or suffer the use of "MEGW's system or facilities for any use or purpose not permitted by law;

     F. Be responsible for all charges, materials, equipment, and labor to connect Customer's network with "MEGW's" system and/or the Network at the designated POP, subject to "MEGW" and the Network's prior review of any such plans or arrangements.

     G. Be responsible for billing and collection of all accounts, customers or end users to whom or which Customer or any of Customer's customers provide services.

     H. Be responsible and pay all costs, claims, and damages, if any, arising from fraudulent calls of any nature which may be made by any customer or end user of Customer or any customer or end users of Customer's customers or end users using services provided by "MEGW".

     I. Not use or permit the use of any tradename, trademark, service mark, brand name, logo or other intellectual property right of "MEGW" without "MEGW's" prior written consent.

VII. FINANCIAL REPORTS: If the Order Information section of this Agreement indicates that financial reports are required, within forty five (45) days after the end of each calendar quarter, the Customer will provide "MEGW" with a written report updating the Customer's financial status ("Quarterly Report"), and within ninety (90) days after the end of each calendar year, the Customer will provide an updated consolidated unaudited balance sheet and income statement for Customer for such quarter. The Customer represents and warrants that each Quarterly Report will be true and correct in all material respects and will not contain any material misstatement of omission and that the quarterly and annual financial statements will be prepared in accordance with generally accepted accounting principles consistently applied and will present fairly in all material respects the financial condition of Customer as of such dates and for the periods then ended.


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MegaWorld Inc.

VIII. SECURITY DEPOSITS: If the Order Information section of this Agreement indicates that security deposits are required, each required security deposit will either be in cash (paid by certified check or via wire transfer of immediately available funds) or an irrevocable stand-by Letter of Credit in a form and from a financial institution reasonable acceptable to "MEGW". The "Initial Security Deposit" amount will be provided prior to the initiation of service. Thereafter, if requested in writing by "MEGW" the Customer will add additional amounts to the Initial Security Deposit such that the total amount of security deposit being held by "MEGW" at all times is at least equal to the "Continuing Security Deposit". The Customer provide any such required additional amounts within twenty-four (24) business hours after receiving "MEGW's" written request. "MEGW" will refund or release, as applicable, any security deposit it is holding (plus, if the security deposit is in the form of cash, accrued interest at the applicable rate set by regulation, of the state in which "MEGW" invoices the Customer, or if interest at the applicable rate set by regulation, "MEGW's" then-prevailing interest rate for security deposit refunds) if the following conditions are met by the Customer: (i) for the entire "Deposit Release Period", the Customer pays "MEGW" in full when each payment is due; (ii) "MEGW" has determined that the Customer's Quarterly Reports covering the Deposit Release Period indicate that there has been no material adverse change in Customer's financial condition and (iii) Customer is not otherwise in breach or default of any of its obligations under this Agreement. If "MEGW" does not refund or release the security deposit during the Term as set forth above, the security deposit will be refunded or released, as applicable, at the later of the Term as set forth above, the security deposit will be refunded or released, as applicable, at the later of the end of the Term and when all of Customer's obligations to "MEGW" have been paid in full. If, at any time during the term of the Agreement, "MEGW" determines that there has been a materially adverse change in Customer's financial condition "MEGW" may require Customer to provide a security deposit or an additional security deposit in an amount to be determined by "MEGW" The Customer shall provide any such required amounts within five (5) business days after receiving "MEGW's" written request therefore. "MEGW" may offset against any Security Deposit provided hereunder any amounts that are not paid when due, without prior notice to Customer, and upon notice from "MEGW", Customer shall within twenty-four (24) business hours deliver to "MEGW" an additional security deposit in an amount determined by "MEGW".

IX. WARRANTY: "MEGW" warrants to Customer that it will provide the same quality of service it provides to other wholesale Customers, which services shall at a minimum meet minimum standards required by applicable law or regulation.

EXCEPT FOR ANY EXPRESS WARRANTIES STATED IN THIS AGREEMENT, "MEGW" DISCLAIMS ALL WARRANTIES INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS AND OF FITNESS FOR A PARTICULAR PURPOSE WHETHER SUCH WARRANTIES ARE MADE BEFORE OR AFTER THE EXECUTION HEREOF. THE STATED WARRANTIES HEREIN ARE IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF "MEGW" FOR DAMAGES INCLUDING, BUT NOT LIMITED TO, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF "MEGW" SERVICE. IN NO EVENT SHALL "MEGW" BE LIABLE TO CUSTOMER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF MEGAWORLD'S PERFORMANCE UNDER THIS AGREEMENT. IT IS EXPRESSLY UNDERSTOOD THAT THE SOLE REMEDY OF CUSTOMER FOR BREACH OF THIS AGREEMENT BY "MEGW" OR FOR ANY DAMAGE TO CUSTOMER OR OTHER PERSON CLAIMED TO HAVE RESULTED FROM CUSTOMER'S RESALE OF "MEGW" SERVICE HEREUNDER OR FROM THE USE OF "MEGW'S" SERVICE IS CREDITS FOR SERVICE OUTAGE OR INTERRUPTION AS SET FORTH IN THIS AGREEMENT AND THE SERVICE SUPPLEMENTS.


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MegaWorld Inc.

X. FORCE MAJEURE: "MEGW" shall not be liable for any default or breach of obligation or failure, interruption, or diminution of service in the event that such default, breach, failure, interruption or diminution is the result of an act of God, natural disaster, fire civil or military authority, insurrection, riot, war, national emergency, strike or other labor dispute, vandalism, power failure, cut cable, failure of other Customers or exchanges, change in "MEGW' underlying Customer contract or rate structure, flood, explosion, change of law, order, regulation of any governmental authority or other cause out of "MEGW's" reasonable control.

XI. LIMITATION OF LIABILITY: Without limiting the provisions of Sections X or XI hereof, "MEGW" shall not be responsible or liable for any interruption, diminution, or failure of service, in whole or in part, and, in no event, shall "MEGW" be responsible or liable for any special, indirect incidental or consequential damages incurred by Customer or any user of Customer's service. In addition, "MEGW" shall not be responsible or liable for any interruption, enhanced services content, information provided, services provided, diminution, or failure of service caused by any third party, including, but not limited to, any other Customer of Customer or "MEGW's" message traffic

XII. CONFIDENTIALITY: The terms of this Agreement and any confidential information relating to "MEGW", Customer, or their respective Customers which are furnished or revealed pursuant to, or in connection with, this Agreement are deemed to be confidential with the exception of (i) confidential information previously known to a party; (ii) is the public domain other than through wrongful disclosure of a party. Neither party shall at any time use any such information except in connection with performance of its obligations under this Agreement, or disclose any of the terms of this Agreement nor any such previously described confidential information to any other third party except
(i) to the professional advisors of either party who require such information in connection with the performance of such party's performance of its obligations hereunder, and who have executed written agreements pursuant to which they agree to be bound by the provisions of this Section XIII as may be required by applicable law; and (ii) as may be required by applicable law; provided, that the disclosing party shall give the other party reasonable notice prior to such disclosure to permit the other party to seek an appropriate protective order, stay or other exemption.

The parties agree that a breach or threatened breach of the terms of this article may result in irreparable injury to the non-breaching party for which a remedy in damages would be inadequate. The parties agree that in the event of breach or threatened breach, the non breaching party shall be entitled to seek an injunction to prevent the breach or threatened breach, and the breaching party hereby waives any defense that an adequate remedy in law exists and acknowledges that such a breach or threatened breach would result in irreparable injury to the non-beaching party.

XIII. INDEMNIFICATION: Customer will indemnify "MEGW" and its affiliates and their respective directory, officers, employees, agents and representatives ("Indemnified Parties"), and save them harmless from and against any and all claims, actions, damages, liabilities, and expenses (whether from an action brought by the Indemnified Party of a third party) (collectively, "Losses") occasioned by any act or omission of Customer or any of its customers or end users or any of their respective directors, officers employees or agents relating to the use of the Service provided hereunder. If any Indemnified Party shall, without fault on its part be made a party to any litigation commenced by or against such Indemnified party or respective party, then the other party shall protect and hold such Indemnified Party harmless, and shall pay all costs, expenses, losses, damages, settlement payments (including reasonable attorney's fees, costs and expenses incurred or paid by such Indemnified Party in connection with said litigation.


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MegaWorld Inc.

XIV. ARBITRATION: Any controversy, claim or dispute arising out of or relating to the Agreement, or any breach termination or invalidity thereof, shall be settled by binding arbitration before a single arbitration in accordance with the Rules of The American Arbitration Association under its Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes ("Rules"), and judgment upon any award rendered may be entered into any court having proper jurisdiction in the County City and State of New York.

XV. MISCELLANEOUS:

    A. APPLICABLE LAWS: This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

    B. WAIVER: A waiver by either party of a breach of any provision of the Agreement and these General Terms shall not operate as, nor be construed as, a waiver of any subsequent breach.

    C. ENTIRE AGREEMENT: This Agreement (including the Agreement, General Terms and conditions, and all Exhibits, Schedules and Order Information) represents the entire agreement between the parties with respect to the subject hereof and may be modified only by a subsequent written document signed by the parties. This Agreement may be executed in one or more duplicate originals, all of which shall constitute but one agreement between the parties hereto.

    D. PARTIAL INVALIDITY: The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

    E. HEADINGS: All headings contained herein are inserted for convenience only and do not constitute a part of the Agreement and these General Terms.

    F. ASSIGNMENT: This Agreement and any rights or obligations arising under it may not be assigned by Customer without :"MEGW's" prior written approval which shall not be unreasonably withheld.

    G. BENEFIT: This Agreement shall be binding upon and inure to the benefit of "MEGW", Customer, and their respective successors and assigns to the extent permitted herein.

    H. NOTICE: Any notice to be given under the Agreement of these General Terms, shall be in writing, shall be deemed given when mailed by registered or certified mail, return receipt requested, postage prepaid to the party to be notified at the address set forth above in this Agreement, or at such other address as such party may designate in writing to the other party.


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MegaWorld Inc.

    I. ADDITIONAL TERMS: This is a Customer-to Customer Agreement subject to
    Section 211 of the Communications Act of 1934, as amended. The Customer is responsible for and shall comply with any and all legal and regulatory requirements with respect to the Customer's use and resale of the Services, including those of the Federal Communications Commission and state public utility commissions. The Services are governed by this Agreement and all Customer obligations and "MEGW" rights set forth in the "General Rules and Regulations" section of "MEGW's" interstate tariff, if any, as may be amended by "MEGW" in accordance with applicable laws and regulations.


    WECU, INC.



    Signature: /s/ Shawn Okun
              ----------------------------------------
    Printed Name: Shawn Okun  Title: President
                 --------------------------------
    Date: 24 October 1999
         ---------------------------------------------

    MEGAWORLD, INC.
    COMMUNICATIONS DIVISION

    Signature: /s/ George S. Dinsdale
              ----------------------------------------
    Printed Name/Title: George S. Dinsdale - President
                       -------------------------------
    Date: 11/16/99
         ------------------------------------------


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MegaWorld Inc.


                                   SCHEDULE A


APPLICATION SERVICE DESCRIPTION:

Calls are originated in the USA and terminated in a call center located in Costa Rica. The transmission of the long distance portion is to be supported by Satellite. (Satellite services provided by T-Ray). The application will also include a limited number channels for calls to be originated in Costa Rica and terminated in the USA.

SERVICE EQUIPMENT AND TECHNOLOGY DESCRIPTION:

The voice and VoIP compression equipment are Sun Microsystems servers with Lucent DSP based communication peripherals and network interface cards. Each system is a full computer telephony platform capable of supporting a full range of audio text information services and auto attendant features. Utilizing Sun equipment also enables us to remotely manage the systems and integrate real-time network monitoring. In Costa Rica the systems will also include analog telephone interfaces supporting up to 24 telephones.

SERVICE EQUIPMENT TITLE AND OWNERSHIP:

The service equipment installed and operated to deliver the service will remain the property of MegaWorld, Inc. The services and associated equipment are to be considered a rental or provided as part of the service and at no time is to be considered to being purchased by the customer.

SERVICE INSTALLATION:

The equipment and associated systems will be fully tested and configured before they are shipped to Costa Rica. This includes pre programming of all routing information insuring a smooth installation and immediate service availability.

SERVICE CAPACITY UPGRADE:

The equipment and associated systems can be upgraded to support an additional 24 telephone channels with the addition of voice/VoIP peripherals, increased Satellite communications and telephones.

SERVICE PRICES:

Total service capacity is 24 simultaneous telephone calls - Total Monthly Fixed Cost $2,900

Communication Equipment - Sun Microsystems & Lucent DSP Communication $2,000 per month

Communication Port Charges @ $300 per 24 channels               $  600 per month
In Bound 800 charges per minute                                 $ 0.06 per minute

In Bound Toll Direct Inward Dialing charges per minute          $0.045 per minute

In Bound 800 Line charge per T-1                                $  300 per month

Out Bound Terminating Traffic USA                               $ 0.07 per minute

Out Bound Line charge per T-1                                   $  300 per month


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
Installation Charges systems and lines                                  $1,500

Monthly Billing Reports                                                 included

Network Management                                                      included

USA 24 hour, 7 day a week on-site support                               included

Costa Rica 24 hour x 7-day week telephone and remote maintenance included

Note: Not included in installation - Travel and Hotel billed at actual costs.





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MegaWorld Inc.

                                   SCHEDULE A

SERVICE CAPACITY UPGRADE PRICE TO 48 CHANNELS:

Total capacity 48 simultaneous telephone calls - Total Monthly Fixed Cost $4,800

Communication Equipment - Sun Microsystems & Lucent DSP Communication $1,000 per month

Communication Port Charges @ $300 per 24 channels                 $600 per month

In Bound 800 Line charge per T-1                                  $300 per month

Installation Charges systems and lines                            $1,500

Note: Not included in installation - Travel and Hotel billed at actual costs.


PAYMENT TERMS:
Deposit Required      2 months                                           $ 5,800
Co-Location Charges   1 month                                            $ 2,900
800 Number deposit    2 month estimate @ 100,000 minutes per month       $12,000

                              Total due at contract acceptance           $20,700

All invoices due upon receipt and will be issued on the first of every month

CONTRACT TERM:
One-year contract with a one-year renewal options with 30 day written notice.

BANKING & WIRE TRANSFER INFORMATION:

                           Bank of Tanglewood
                           500 Chimney Rock
                           Houston, TX

                           ABA# 113017883
                           FAO   Megaworld, Inc. #009209

                           Tel: # 713-266-2900 and fax 713-266-1110.

MEGAWORLD CONTACT INFORMATION:

Corporate:        George S. Dinsdale
                  354 Lynn Street
                  Harrington Park, NJ 07640


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Megaworld Inc.


                  Tel: 201-768-4397
                  Fax: 561-828-0833
                  Email: gdinsdale@aol.com

Technical:        Jon Unglert
                  220 Gracie St.
                  Hackensack, NJ 07601
                  201-788-3103
                  email jonu@ixtech.net

XII. WECU, INC CONTACT INFORMATION






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